Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Current Report on Form 8-K under the Securities Exchange Act of 1934 of Standard Commercial Corporation dated December 21, 2004, of our reports dated June 14, 2004 (December 3, 2004 as to the impact of restating the Italian operation as discontinued operation to conform to SFAS No. 144 discussed on Note 2) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, on April 1, 2002, the adoption of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on March 31, 2002, and the adoption of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, on April 1, 2001 and the adoption of SFAS No. 145, Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections) and contained in Registration Statement No. 33-25499 of Standard Commercial Corporation on Form S-3, and in Registration Statements No. 33-59760 and No. 333-67778 of Standard Commercial Corporation on Form S-8 under the Securities Act of 1933 insofar as such reports relate to the financial statements and financial statement schedule of Standard Commercial Corporation for the year ended March 31, 2004.

DELOITTE & TOUCHE LLP

Raleigh, North Carolina

December 21, 2004